Exhibit 10.8

                       WORLD WRESTLING ENTERTAINMENT, INC.
                         MANAGEMENT INCENTIVE BONUS PLAN

      1. Purpose. The World Wrestling Entertainment, Inc. Management Bonus Plan is intended to increase incentives for eligible executives to attain and maintain the highest standards of performance, to attract and retain key executives of outstanding competence and ability, to stimulate the active interest of key executives in the development and financial success of the Company, to further the identity of interests of employees with those of the Company's stockholders generally and to reward executives when certain objectives are achieved.

      2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

      (a)   "Board" means the Board of Directors of the Company.

      (b)   "Bonus" means an award payable under this Plan.

      (c) "Bonus Period" means the fiscal year beginning on or after the Effective Date with respect to which the Bonus is to be paid.

      (d) "Business Criteria" means the business criteria listed in Section 6 of this Plan.

      (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      (f) "Committee" means the Compensation Committee of the Board, which is the committee appointed by the Board to administer the Plan. The Committee shall be constituted at all times so as to meet the outside director requirements of Section 162(m) of the Code.

      (g) "Company" means World Wrestling Entertainment, Inc. and its subsidiaries.

      (h)   "Effective Date" means May 1, 2004.

      (i) "Eligible Executives" means all the employees of the Company that are director level (or equivalent) and above.

      (j) "Participant" means, with respect to a Bonus Period, the Eligible Executives selected by the Committee to be eligible to receive a Bonus for such Bonus Period as provided in Section 5 of this Plan.

      (k) "Performance Objective" means the performance objective or objectives established pursuant to Section 5 of the Plan.

      (l) "Plan" means the World Wresting Entertainment, Inc. Management Incentive Bonus Plan, as it may be amended from time to time.

      3. Administration. The Committee shall interpret the Plan, prescribe, amend, and rescind rules relating to it, select eligible Participants, and take all other actions necessary for its administration, which actions shall be final and binding upon all Participants.

      4. Compliance with Section 162(m). The Plan shall be administered to comply with Section 162(m) of the Code and regulations promulgated thereunder, and if any Plan provision is found not to be in compliance with Section 162(m) of the Code, the provision shall be deemed modified as necessary to meet the requirements of Section 162(m) of the Code.

      5. Selection of Participants and Performance Objective. Within 90 days after the commencement of each Bonus Period, or at such later time as permitted by Section 162(m) of the Code and regulations thereunder, the Committee shall determine in writing (i) the Participants who shall be eligible to receive a Bonus for such Bonus Period, (ii) the Performance Objective, which shall be a relative or absolute measure of any one or more of the Business Criteria, and
(iii) the formula for computing the amount of Bonus payable to each Participant if the Performance Objective is achieved (such formula shall comply with the requirements applicable to performance-based compensation plans under Section 162(m) of the Code).

      6. Business Criteria. The Business Criteria will include specified levels of one or more of the following:

    Net Revenues                                        Return on Capital
    Operating Income                                    Return on Equity
    Income from Continuing Operations                   Return on Assets
    Net Income                                          Return on Investment
    Earnings per Common Share (diluted)                 Change in Stock price
    Cash Flow                                           Total Stockholder Return
    EBITDA

The above terms shall have the same meaning as in the Company's financial statements, or if the terms are not used in the Company's financial statements, as applied pursuant to generally accepted accounting principles, or as used in the Company's business, as applicable. As determined by the Committee, the Business Criteria shall be applied (i) in absolute terms or relative to one or more other companies or indices and (ii) to a business unit, geographic region, one or more separately incorporated entities, or the Company as a whole.


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

      7. Bonus Certification. The Committee shall certify in writing prior to payment of the Bonus that the Performance Objective has been attained and the Bonus is payable. With respect to Committee certification, approved minutes of the meeting in which the certification is made shall be treated as written certification.

      8. Maximum Bonus Payable. The maximum Bonus payable under this Plan in respect for any one fiscal year to the Chairman of the Board, the Chief Executive Officer or any other executive officer named in the Company's proxy statement shall be four percent (4%) of the EBITDA of the Company and its subsidiaries on a consolidated basis ("EBITDA"); the maximum Bonus payable under this plan in respect of any fiscal year to any other Participant shall be three percent (3%) of EBITDA; and the maximum aggregate Bonuses paid to all Participants in respect of any fiscal year shall be twenty percent (20%) of EBITDA.

      9. Discretion to Reduce Awards. The Committee, in its sole and absolute discretion, may reduce the amount of any award otherwise payable to a Participant.

      10. Active Employment Requirement. Except as provided below, a Bonus shall be paid for a Bonus Period only to a Participant who is actively employed by the Company (or on approved vacation or other approved leave of absence) throughout the Bonus Period and who is employed by the Company on the date the Bonus is paid. To the extent consistent with the deductibility of awards under Section 162(m) of the Code and regulations thereunder, the Committee may in its sole discretion grant a Bonus for the Bonus Period to a Participant who is first employed or who is promoted to a position eligible to become a Participant under this Plan during the Bonus Period, or whose employment is terminated during the Bonus Period because of the Participant's retirement, death, or because of disability as defined in Section 22(e)(3) of the Code. In such cases of active employment for part of a Bonus Period, a pro rata Bonus may be paid for the Bonus Period.

      11. Payment of Bonus. A Bonus shall be paid to the Participant for the Bonus Period as provided in this Plan. The Company shall pay the Bonus to the Participant in a single cash payment as soon as administratively practicable after the Bonus Period and after the Committee certifies that the Bonus is payable as provided in Section 7. In the event of the Participant's incompetency, the Company in its sole discretion may pay any Bonus to the Participant's guardian or directly to the Participant. In the event of the Participant's death, any Bonus shall be paid to the Participant's spouse or, if there is no surviving spouse, the Participant's estate. Payments under this Section shall operate as a complete discharge of the Committee and the Company. The Company shall deduct from any Bonus paid under the Plan the amount of any taxes required to be withheld by the federal or any state or local government.


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

      12. Stockholder Approval. No Bonus shall be payable under this Plan unless the Plan is disclosed to and approved by the stockholders of the Company in accordance with Section 162(m) of the Code and regulations thereunder.

      13. Limitation of Rights. Nothing in this Plan shall be construed to (a) give any employee of the Company any right to be awarded any Bonus other than that set forth herein, as determined by the Committee; (b) give a Participant any rights whatsoever with respect to shares of common stock of the Company; (c) limit in any way the right of the Company to terminate an employee's employment with the Company at any time; (d) give a Participant or any other person any interest in any fund or in any specific asset or assets of the Company; or (e) be evidence of any agreement or understanding, express or implied, that the Company will employ an employee in any particular position or at any particular rate of remuneration.

      14. Non-Exclusive Arrangement. The adoption and operation of the Plan shall not preclude the Board or the Committee from approving other incentive or compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best interests of the Company.

      15. Nonassignment. Subject to Section 11 hereof, the right of a Participant to the payment of any Bonus under the Plan may not be assigned, transferred, pledged, or encumbered, nor shall such right or other interests be subject to attachment, garnishment, execution, or other legal process.

      16. Amendment or Termination of the Plan. The Committee may amend or terminate the Plan at any time, except that no amendment or termination shall be made that would impair the rights of any Participant to a Bonus that would be payable were the Participant to terminate employment on the effective date of such amendment or termination, unless the Participant consents to such amendment or termination. Unless sooner terminated by action of the Committee, the Plan shall automatically terminate on April 30, 2008, although all bonuses payable in respect of the fiscal year then ending shall be paid as promptly thereafter as practicable notwithstanding the termination hereof.

      17. Governing Law. The Plan shall be governed by the laws of the State of Connecticut other than the conflict of laws provisions thereof.


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